Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Lilium N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
	Primary Offering
Fees to be Paid	Equity	Class A ordinary share, nominal value €0.12 per share (“Class A Shares”)	Other(1)	24,038,065	(2)	$2.28	(1)	$53,126,527.46		$110.20 per $1,000,000	$5,854.54
	Other	Class A Shares underlying warrants	Other(3)	19,710,000	(4)	$11.50	(3)	$226,665,000.00		$110.20 per $1,000,000	$24,978.48
	Other	Class A Shares underlying warrants	Other(5)	1,800,000	(6)	$0.12	(5)	$211,723.20	(5)	$110.20 per $1,000,000	$23.33
	Other	Class A Shares underlying options	Other(7)	6,115,051	(8)	$0.01	(7)	$61,150.51		$110.20 per $1,000,000	$6.74
	Secondary Offering
	Equity	Class A Shares	Other(1)	184,700,280	(9)	$2.28	(1)	$350,405,087.16		$110.20 per $1,000,000	$38,614.64	(10)
	Other	Class A Shares underlying warrants	Other(3)	8,860,000	(11)	—		—		—	—	(12)
	Other	Warrants	Other	7,060,000	(13)	—		—		—	—	(14)
Total Offering Amounts								$630,469,488.33		$110.20 per $1,000,000	$69,477.74
Total Fees Previously Paid											—
Total Fee Offsets											$69,477.74
Net Fee Due											$0.00

(1)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.21 per share, which is the average of the high and low prices of the Registrant’s Class A Shares, as reported on the Nasdaq Global Select Market as of September 30, 2022.

(2)	Consists of the 24,038,065 Class A Shares issuable upon conversion of the 24,038,065 Class B ordinary shares, nominal value of €0.36 per share (the “Class B Shares”).

(3)	Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants of $11.50 per share.

(4)	Consists of (i) 7,060,000 Class A Shares issuable upon exercise of 7,060,000 Private Warrants (as defined in the Registration Statement) and (ii) 12,650,000 Class A Shares that are issuable upon the exercise of 12,650,000 Public Warrants (as defined in the Registration Statement).

(5)	Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants of €0.12 per share (such amount has been converted to U.S. dollars for the purpose of determining the registration fee using a Euro / U.S. dollar exchange rate of 0.9802, as reported by Bloomberg L.P., as of September 30, 2022).

(6)	Consists of 1,800,000 Class A Shares issuable upon exercise of 1,800,000 Azul Warrants (as defined in the Registration Statement).

(7)	Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the weighted average exercise price of the options of $0.01 per share.

(8)	Consists of 6,115,051 Class A Shares issuable upon the exercise or settlement (as applicable) of certain options and restricted stock units held by current and former officers and directors of the Company (the “options”).

(9)	Consists of (i) 129,292,473 Class A Shares that were issued on completion of the Business Combination (as defined in the Registration Statement), (ii) 28,280,000 Class A Shares issued to certain securityholders in connection with the closing of a private placement offering concurrent with the closing of the Business Combination, (iii) 95,000 Class A Shares transferred against repurchase of an equivalent number of Class B Shares and a further 24,038,065 Class A Shares issuable upon conversion of issued and outstanding Class B Shares, (iv) 879,691 Class A Shares issued in connection with certain equity compensation arrangements and (v) 2,115,051 Class A Shares issuable upon exercise or settlement (as applicable) of certain of the options.

(10)	The registration fees for the issuance of the 24,038,065 Class A Shares issuable upon conversion of the issued and outstanding Class B Shares, and the 2,115,051 Class A Shares issuable upon the exercise of certain options are not included in this amount as the related registration fees are included above under the subheading “Primary Offering.”

(11)	Consists of the resale of up to (i) 7,060,000 Class A Shares issuable upon exercise of the Private Warrants and (ii) 1,800,000 Class A Shares issuable upon the exercise of the Azul Warrants.

(12)	The registration fee for the Class A Shares issuable upon exercise of the Private Warrants and Azul Warrants has been calculated above.

(13)	Represents the resale of 7,060,000 Private Warrants.

(14)	In accordance with Rule 457(g), the entire registration fee for the Private Warrants is allocated to the Class A Shares underlying the Private Warrants, and no separate fee is payable for the Private Warrants.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Data	Filing Date	Fee Offset Claimed	Security Type Associated with Fee	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Lilium N.V.	F-1	333-259889	September 29, 2021	N/A	$27,550.00	Equity	Class A Shares	(3)	$2,222,648,203.48
Fees Offset Sources	Lilium N.V.	F-1	333-259889		September 29, 2021						$264,738

(3)	The Registrant previously filed a registration statement on Form F-1 (File No. 333-259889), initially filed on September 29, 2021, amended on March 31, 2022 and initially declared effective on April 11, 2022 (the “Prior Registration Statement”), which registered (i) 52,143,054 Class A Shares for issuance by the Registrant in connection with the exercise or conversion of certain of its securities (the “Primary Shares”) for a proposed maximum aggregate offering price of $493,827,499 and (ii) and 201,805,118 Class A Shares for resale by the applicable selling security holder (the “Secondary Shares”) for a proposed maximum aggregate offering price of $1,938,872,941. The Prior Registration Statement was not fully used and 51,663,116 Primary Shares and 193,560,280 Secondary Shares were not sold, resulting in unsold aggregate offering amounts of $2,222,648,203.48. These unused amounts result, in the aggregate, in an available fee offset of $242,490.92, representing approximately 91.6% of the registration fees on the Prior Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $69,477.74 of the fees associated with this Registration Statement from the filing fee previously paid by the registrant associated with the unsold securities. The Registrant has terminated any offerings that included the unsold securities under the Prior Registration Statement.